Exhibit 23.1

Consent of Independent Auditor

We hereby consent to the incorporation by reference in Registration Statements on Form S-1 (Nos. 333-284105, 333-287745, 333-289222) of Capstone Holding Corp. of our report dated November 7, 2025, relating to the consolidated financial statements of Carolina Stone Holdings, Inc. and Subsidiary, which appears in this Form 8-K/A.

/s/ GBQ Partners LLC

Columbus, Ohio

November 7, 2025